Exhibit 10.1

Exchange Agreement

This Exchange Agreement (this “Agreement”) is entered into as of February 26, 2026 (the “Effective Date”), by and between Limitless X Holdings Inc., a Delaware corporation (the “Company”), and EM1 Capital, LLC (“Holder,” and together with the Company, the “Parties,” and each, a “Party”).

Recitals

WHEREAS, Holder is the record and beneficial owner of 291,372 shares (the “Preferred C Shares”) of the Company’s Class C Convertible Preferred Stof, par value $0.0001 per share (the “Class C Stock”), which Class C Stock’s per share value is equal to the product of 100 multiplied by the price of the Company’s common stock based on the 30-day weighted average share price (the “Stated Value”);

WHEREAS, the Company and Holder desire to exchange all of the Preferred C Shares for shares of the Company’s Series D 15% Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share (the “Series D Stock”), based on stated value of $25.00 per share for the Series D Stock;

WHEREAS, Holder has agreed to irrevocably waive, release and forgive, for no additional consideration, any and all accrued and unpaid dividends on the Preferred Shares through and including the day immediately preceding the Closing Date; and

WHEREAS, the board of directors of the Company (the “Board”) has determined that the Exchange is in the best interests of the Company and its stockholders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Exchange; Closing Mechanics

1.1 Exchange Ratio; Consideration. Subject to the terms and conditions herein, at the Closing (as defined below), Holder shall deliver, assign, transfer and convey to the Company, free and clear of all liens and encumbrances, all of the Preferred C Shares, and in exchange the Company shall issue and deliver to Holder a number of validly issued, fully paid and non-assessable shares of Series D Stock equal to (a) the product of (i) the number of Preferred C Shares, multiplied by (ii) the Stated Value, divided by (b) $25.00. No additional cash consideration shall be paid. The number of shares of Series D Stock issuable to the Holder are set forth on Schedule 1 hereto.

1.2 Closing. The closing of the Exchange (the “Closing”) shall take place remotely via the electronic exchange of signatures and deliverables on the Effective Date, or on such other date as the Parties may mutually agree (the “Closing Date”).

1.3 Deliverables. At the Closing: (a) Holder shall deliver to the Company (i) the certificate(s), if any, representing the Preferred C Shares, duly endorsed for transfer to the Company or accompanied by duly executed stock powers, and (ii) any other documentation reasonably requested by the Company to evidence the transfer of the Preferred C Shares to the Company free and clear of all liens and encumbrances. (b) The Company shall deliver to Holder (i) evidence of issuance of the shares of Preferred D Stock issuable pursuant to Section 1.1 in the name of Holder (the “Exchange Shares”), either by book-entry notation or by delivery of one or more stock certificates, and (ii) a written confirmation from the Company’s transfer agent evidencing such issuance.

1.4 No Fractional Shares. No fractional shares of Series D Stock shall be issued in the Exchange. In lieu of any fractional share, the Company shall pay cash equal to the product of such fraction multiplied by $25.00.

1.5 Termination of Rights; Cancellation. Upon issuance of the Exchange Shares at the Closing, all rights of Holder with respect to the Preferred C Shares, including any rights to dividends, liquidation preferences, redemptions, voting or conversion (if any), shall automatically terminate, the Preferred C Shares shall be canceled on the books and records of the Company, and the Class C Stock represented by such Preferred Shares shall be deemed retired and no longer outstanding.

2. Holder Representations and Warranties

Holder represents and warrants to the Company, as of the Effective Date and as of the Closing Date, that:

2.1 Ownership; Title. Holder is the sole legal and beneficial owner of the Preferred C Shares, free and clear of any lien, pledge, encumbrance, security interest, restriction, claim, option, right of first refusal or adverse interest (other than restrictions arising under applicable securities laws and the governing instruments of the Company). Holder has full right, power and authority to enter into this Agreement and to transfer the Preferred C Shares to the Company.

2.2 Authorization; Enforceability. This Agreement has been duly and validly executed and delivered by Holder and constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms, except as limited by bankruptcy, insolvency or similar laws and general principles of equity.

2.3 Accredited Investor; Investment Intent. Holder is an “accredited investor” as defined under Rule 501(a) of Regulation D under the Securities Act and is acquiring the Exchange Shares for investment for Holder’s own account and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Holder understands that the Exchange Shares have not been registered under the Securities Act or any state securities laws.

2.4 Information; Sophistication. Holder and Holder’s advisors, if any, have been furnished with and have had access to all information that Holder considers necessary or appropriate to evaluate the merits and risks of the Exchange. Holder is capable of evaluating the merits and risks of the Exchange and of bearing the economic risk of holding the Exchange Shares.

2.5 No General Solicitation; No Commission. Holder did not engage any broker, finder, placement agent, financial advisor or other intermediary in connection with the Exchange and has not incurred, and will not incur, any liability for any brokerage commission, finder’s fee or similar payment in connection with the Exchange.

2.6 No Conflicts. The execution, delivery and performance by Holder of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a violation of any agreement to which Holder is a party or by which Holder is bound.

3. Company Representations and Warranties

The Company represents and warrants to Holder, as of the Effective Date and as of the Closing Date, that:

3.1 Organization; Authorization. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Exchange. This Agreement has been duly authorized by all necessary corporate action, including approval by the Board.

3.2 Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or similar laws and general principles of equity.

3.3 Valid Issuance. The Exchange Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and free of preemptive rights. The Company has reserved from its authorized but unissued Common Stock a number of shares sufficient to issue the Exchange Shares.

3.4 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with the Company’s certificate of incorporation, bylaws or other charter documents, or any material agreement to which the Company is a party, and no consent, approval or authorization of, or filing with, any third party or governmental authority is required that has not been obtained or made.

4. Covenants; Legends; Transfer Restrictions

4.1 Securities Law Compliance. Holder acknowledges that the Exchange Shares have not been registered under the Securities Act or under any state securities laws and are being issued in reliance on exemptions thereunder. Any certificates or book-entry statements representing the Exchange Shares shall bear a customary restrictive legend (or notation) substantially to the following effect (and any stop transfer instructions may be placed with the transfer agent):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN APPLICABLE EXEMPTION FROM REGISTRATION.”

4.2 Removal of Legends. Legends may be removed in connection with a sale or transfer pursuant to an effective registration statement, Rule 144 (if available), or another exemption from registration, subject to customary legal opinions reasonably acceptable to the Company and its transfer agent.

4.3 Further Assurances. Each Party shall execute and deliver such further instruments and take such additional actions as may be reasonably necessary to carry out the intent and purposes of this Agreement.

5. Conditions to Closing

5.1 Holder Conditions. Holder’s obligations at the Closing are subject to the accuracy of the Company’s representations and warranties as of the Closing Date and the Company’s performance of its covenants as of the Closing Date.

5.2 Company Conditions. The Company’s obligations at the Closing are subject to the accuracy of Holder’s representations and warranties as of the Closing Date, Holder’s performance of its covenants as of the Closing Date, delivery of the Preferred C Shares as set forth in Section 1.3(a), and receipt of any necessary corporate approvals.

6. Tax Matters

The Parties acknowledge that the U.S. federal income tax consequences of the Exchange may vary depending on the facts and circumstances of Holder. Holder has been advised to consult Holder’s own tax advisors regarding the tax consequences of the Exchange. The Company makes no representation or warranty regarding the tax treatment of the Exchange.

7. Miscellaneous

7.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions, understandings or agreements, whether written or oral.

7.2 Amendments; Waivers. No amendment, modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by both Parties. No waiver of any breach shall be deemed a waiver of any subsequent breach.

7.3 Notices. All notices and other communications shall be in writing and shall be deemed given when delivered by hand, by reputable overnight courier, or by email (with confirmation of transmission) to the addresses set forth on the books and records of the Company, or to such other address as a Party may designate by notice.

7.4 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles. The Parties agree that the state and federal courts located in New Castle County, Delaware shall have exclusive jurisdiction over any disputes arising out of or relating to this Agreement, and each Party hereby submits to the personal jurisdiction of such courts and waives any objection based on forum non conveniens.

7.5 Assignment. Neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that the Company may assign this Agreement in connection with a merger, consolidation, reorganization or sale of all or substantially all of its assets or equity.

7.6 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, PDF or other electronic transmission shall be deemed original signatures for all purposes.

7.7 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect so long as the essential terms and intent of this Agreement can still be effectuated.

7.8 Expenses. Each Party shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

7.9 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their permitted successors and assigns, and nothing herein shall confer upon any other person any legal or equitable right, benefit or remedy.

7.10 Public Announcements. Any public statement, press release or similar communication regarding the Exchange shall be subject to the Company’s prior written approval; provided that each Party may make disclosures as required by law or stock exchange rules after providing the other Party with a reasonable opportunity to review and comment, to the extent practicable.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Exchange Agreement as of the Effective Date.

Limitless X Holdings Inc.:

By:
Name:	Danielle Young
Title:	Chief Operating Officer

Holder:

EM1 Capital, LLC.

Name:	Jaspreet Mathur
Title:	Manager

Schedule 1

Preferred C Shares Owned by Holder	30-Day Weighted Average Share Price	Series D Shares Issuable Upon Exchange
291,372	$1.04	1,210,793